                                                                  EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF
                            FLUOR DANIEL GTI, INC.
                                      AT
                              $8.25 NET PER SHARE

                                      BY

                         TIGER ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                              THE IT GROUP, INC.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE AND NOT WITHDRAWN THE FD SHARES (AS DEFINED HEREIN) AND AT LEAST A MAJORITY OF THE REMAINING ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, $.001 PAR VALUE, OF FLUOR DANIEL GTI, INC. (THE "COMPANY"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--19. CERTAIN CONDITIONS OF THE OFFER."

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

                               ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the letter of transmittal, dated as of November 3, 1998 (the "Letter of Transmittal"), or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares."

  Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                               ---------------

                    The Information Agent for the Offer is:
                           MACKENZIE PARTNERS, INC.

November 3, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
 INTRODUCTION............................................................   1

 THE TENDER OFFER........................................................   3
     1. Terms of the Offer; Expiration Date.............................    3
     2. Procedure for Accepting the Offer and Tendering Shares..........    5
     3. Withdrawal Rights...............................................    7
     4. Acceptance for Payment and Payment for Shares...................    8
     5. Certain Federal Income Tax Consequences.........................    9
     6. Price Range of the Shares.......................................   10
     7. Certain Information Concerning the Company......................   10
     8. Certain Information Concerning Purchaser and Parent.............   13
     9. Source and Amount of Funds......................................   14
    10. Certain Transactions Among Parent, the Company and their
         Respective Affiliates..........................................   16
    11. Contacts with the Company; Background of the Offer and the
         Merger.........................................................   17
    12. Purpose of the Offer and the Merger.............................   19
    13. Plans for the Company...........................................   20
    14. The Merger Agreement and Related Agreements.....................   20
    15. Going Private Transactions......................................   29
    16. Interests Of Certain Persons in the Offer and the Merger........   30
    17. Dividends and Distributions.....................................   32
    18. Effects of the Offer on the Market for Shares; Exchange Listing
         and Exchange Act Registration..................................   32
    19. Certain Conditions of the Offer.................................   33
    20. Certain Legal Matters; Regulatory Approvals.....................   35
    21. Fees and Expenses...............................................   36
    22. Miscellaneous...................................................   37

 SCHEDULE I.............................................................. S-1

 SCHEDULE II............................................................. S-3

 ANNEX A................................................................. A-1

To the Holders of Common Stock of Fluor Daniel GTI, Inc.:

                                 INTRODUCTION

  Tiger Acquisition Corporation, a Delaware corporation ("Purchaser"), which is a wholly-owned subsidiary of International Technology Corporation, a Delaware corporation doing business as The IT Group, Inc. ("Parent"), hereby offers to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of the Company, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated as of November 3, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"), at a price of $8.25 per Share, net to each seller in cash, without interest (such amount, or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price").

  THE BOARD, ACTING ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE AND NOT WITHDRAWN 4,400,000 SHARES (THE "FD SHARES"), OWNED BY FLUOR DANIEL, INC., A CALIFORNIA CORPORATION ("FD") AND CONSTITUTING APPROXIMATELY 52.3% OF THE SHARES, AND AT LEAST A MAJORITY OF THE REMAINING ISSUED AND OUTSTANDING SHARES OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--19. CERTAIN CONDITIONS OF THE OFFER."

  Pursuant to the Merger Agreement (as defined herein) FD has agreed, among other things, to tender in, and not withdraw from, the Offer, all Shares (including the FD Shares) owned by it and its affiliates. As of October 30, 1998, FD owned 4,400,000 Shares representing approximately 52.3% of the Shares. As used in this Offer to Purchase, the "Minimum Condition" shall be satisfied when the FD Shares and at least a majority of the Shares not owned by FD are validly tendered, and not withdrawn, pursuant to the Offer. The number of Shares that would satisfy the Minimum Condition is referred to herein as the "Minimum Share Number."

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS EXTENDED. SEE "THE TENDER OFFER--
1. TERMS OF THE OFFER; EXPIRATION DATE."

  The Offer is being made pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 27, 1998, by and among Parent, Purchaser, the Company and FD, which provides, among other things, for the commencement of the Offer by Purchaser and further provides that, following the purchase of Shares pursuant to the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). The consummation of the Merger is subject to the satisfaction or, if permissible, waiver of certain conditions, including approval of the adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. If Purchaser acquires the Minimum Share Number, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the Shares in the Offer, under Delaware law it will be able to consummate the Merger without a vote of the Company's stockholders.

  At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares held by Parent, Purchaser or any other direct or indirect subsidiary of Parent or Shares that are owned by the Company or any direct or indirect subsidiary of the Company, which will be canceled and retired without any payment with respect thereto, or Shares (the "Dissenting Shares") with respect to which the holder properly exercises such holder's appraisal rights in accordance with the Delaware General Corporation Law ("DGCL") (collectively, the "Excluded Shares")) shall be converted into, and become exchangeable for the Offer Price, and the Offer Price multiplied by the number of such Shares shall be referred to as the "Merger Consideration."

  At the Effective Time, all Shares other than Dissenting Shares shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than any Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

  BT ALEX. BROWN INCORPORATED ("BT ALEX. BROWN"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE SPECIAL COMMITTEE AND THE BOARD, DATED AS OF THE DATE OF THE MERGER AGREEMENT (THE "OPINION"), TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY (OTHER THAN FD AND PARENT AND THEIR RESPECTIVE AFFILIATES) PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. THE FULL TEXT OF THE OPINION IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING PROVIDED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.

  The Company has informed Purchaser that as of October 19, 1998 all of the executive officers and directors of the Company as a group owned 37,326 Shares and held options to purchase 265,388 shares of Common Stock. See "THE TENDER OFFER--16. Interests of Certain Persons in the Offer and the Merger."

  The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, December 2, 1998, unless extended. See "THE TENDER OFFER--
1. Terms of the Offer; Expiration Date."

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION, IF REQUIRED, WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

  Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of BankBoston, N.A., as Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--21. Fees and Expenses."

  Consummation of the Merger is subject to a number of conditions, including approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company. See "THE TENDER OFFER--20. Certain Legal Matters; Regulatory Approvals." The Board has recommended that the Company's stockholders approve the Merger and has taken all lawful action to solicit such approval. If Purchaser acquires the Minimum Share Number in the Offer, it will have sufficient voting power to approve and adopt the Merger

Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the Shares in the Offer, under Delaware law it will be able to consummate the Merger without a vote of the Company's stockholders.

  The information contained in this Offer to Purchase concerning the Company, including, without limitation, information concerning the deliberations, approvals and recommendations of the Special Committee and the Board in connection with the transaction, the Opinion, and the Company's capital structure and historical and projected financial information, was supplied by the Company. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and Purchaser was supplied by Purchaser.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. SEE ALSO "THE TENDER OFFER--22. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE OFFER.


                               THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all of the Shares validly tendered pursuant to the Offer prior to the Expiration Date (as defined below) and not withdrawn in accordance with the provisions set forth in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, December 2, 1998, unless and until Parent, in its sole discretion (but subject to restrictions contained in the Merger Agreement), shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Parent, shall expire. Any determination concerning the satisfaction of the terms and conditions of the Offer will be made by Purchaser in its good faith judgment and such determination will be final and binding on all tendering stockholders.

  Parent expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Special Committee and the Board in writing, no change may be made which (i) decreases the Offer Price, (ii) changes the form of consideration payable in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) amends the conditions to the Offer set forth in "THE TENDER OFFER--19. Certain Conditions of the Offer" to broaden their scope, (v) imposes additional conditions of the Offer or amend any other term of the Offer in any manner adverse to holders of Shares or extend the Offer if all of the conditions to the Offer are satisfied or waived, or (vi) amends the Minimum Condition. See paragraph (f) of "THE TENDER OFFER--19. Certain Conditions of the Offer."

  As used in this Offer to Purchase, "business day" means any day other than a day on which banks in the State of New York are authorized to close or the New York Stock Exchange (the "NYSE") is closed. Parent expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, without the consent of the Special Committee and the Board to (i) from time to time extend the Offer (each such individual extension not to exceed ten (10) business days after the previously scheduled Expiration Date), if at the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived;
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; or (iii) extend the Offer for any reason on up to two
(2) occasions in each case for a period of not more than five (5) business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such Expiration Date there shall have been tendered more than the number of Shares sufficient to satisfy the Minimum Condition but less than 90% of the Shares, provided the Purchaser agrees to permanently waive the conditions set forth in paragraphs (b) and (e) of "THE TENDER OFFER--19. Certain Conditions of the Offer." If all of the conditions to the Offer set forth in "THE TENDER OFFER--19. Certain Conditions of the Offer" are not satisfied on any scheduled Expiration Date of the Offer then, provided that all such conditions are reasonably capable of being satisfied prior to December 31, 1998, Parent shall extend the Offer from time to time (each such individual extension not to exceed ten (10) business days after the previously scheduled Expiration Date) until such conditions are satisfied or waived, provided that Parent shall not be required to extend the Offer beyond December 31, 1998. Such extension by Parent shall be effected by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "THE TENDER OFFER--3. Withdrawal Rights."

  Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time,
(i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory or governmental approval described in this Offer to Purchase under the caption "THE TENDER OFFER--20. Certain Legal Matters; Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--
19. Certain Conditions of the Offer," and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--19. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

  If Parent extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  The Company has provided Purchaser with the Company stockholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

 VALID TENDER OF SHARES

  For a stockholder to validly tender Shares pursuant to the Offer, either
(a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares and any other required documents, must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and (ii) either certificates ("Share Certificates") for tendered Shares must be timely received by the Depositary at one of such addresses or such Shares must be timely delivered pursuant to the procedure for book-entry transfer set forth herein (and a Book-Entry Confirmation (as defined herein) timely received by the Depositary) or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth herein and the Letter of Transmittal.

 BOOK-ENTRY TRANSFERS

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein), in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 SIGNATURE GUARANTEES

  No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal, or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock

Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered or not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

 GUARANTEED DELIVERY

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery. An "NYSE trading day" is any day on which securities are traded on the NYSE.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

 DETERMINATION OF VALIDITY

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

 OTHER REQUIREMENTS

  By executing the Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration
Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

 BACKUP FEDERAL INCOME TAX WITHHOLDING

  To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

  Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time on or after January 2, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section. Any such delay will be by an extension of the Offer to the extent required by law. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share

Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 above, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waved. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and will pay for all of the Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in "THE TENDER OFFER--3. Withdrawal Rights" promptly after the latest to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the other conditions to the Offer set forth under "THE TENDER OFFER--19. Certain Conditions of the Offer." Any determination concerning the satisfaction of the terms and conditions of the Offer will be made by Purchaser in its good faith judgment and such determination will be final and binding on all tendering stockholders. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or governmental regulation.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, the Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under "THE TENDER OFFER--3. Withdrawal Rights."

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or affiliates, the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for purchase.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The summary of Federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  The receipt of cash for Shares tendered pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for federal income tax purposes, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The maximum federal income tax rate applicable to non-corporate taxpayers on long-term capital gains is generally 20% for transactions after 1997.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) who tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See "THE TENDER OFFER--3. Procedure for Accepting the Offer and Tendering Shares."

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

6. PRICE RANGE OF THE SHARES.

  The Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol FDGT. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported on Nasdaq:

                                                                 HIGH     LOW
                                                                ------- --------
   Year Ended October 31, 1997:
     First Quarter............................................. $9 3/8  $7
     Second Quarter............................................ $8 7/8  $6 1/4
     Third Quarter............................................. $8      $6
     Fourth Quarter............................................ $9 1/4  $6 5/8
   Year Ended October 31, 1998:
     First Quarter............................................. $9 7/8  $9 13/32
     Second Quarter............................................ $9 5/8  $5 7/8
     Third Quarter............................................. $9 7/16 $4 5/8
     Fourth Quarter............................................ $8 1/4  $4 5/8

  On October 27, 1998, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale quotation of the Shares on Nasdaq was $5 7/8 per Share. On November 2, 1998 the last full day of trading before the commencement of the Offer, according to published sources, the last reported sale quotation of the Shares on Nasdaq was $8 1/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

 GENERAL

  The Company is a Delaware corporation with its principal offices located at 100 River Ridge Drive, Norwood, Massachusetts 02062.

  The Company provides a broad range of environmental, consulting, engineering and remediation services to a variety of commercial customers and federal, state and local government agencies. The Company was incorporated in Delaware in October 1975 and currently operates from 57 consulting offices throughout the United States and in four foreign countries including Australia, the United Kingdom, Canada and Italy.

 COMPANY AVAILABLE INFORMATION

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and executive officers (including their remuneration, stock options granted to them and Shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the

Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at (http://www.sec.gov) that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at The NYSE, 20 Broad Street, New York, NY 10005.

 DIRECTORS AND OFFICERS

  The name, address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the Company is set forth in Schedule I hereto.

 SUMMARY FINANCIAL INFORMATION

  The following tables set forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the period ended July 31, 1998. The following summary is qualified in its entirety by reference to the more comprehensive financial information included in such documents, including the financial statements and related notes contained therein as well as other documents filed by the Company with the Commission, which are available for inspection in the manner set forth under "Company Available Information."

                         THE COMPANY AND SUBSIDIARIES

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                FISCAL PERIOD TRANSITION PERIOD
                                                    ENDED           ENDED
                                                 OCTOBER 31,      OCTOBER 31,
                                                    1997           1996(1)
                                                ------------- -----------------
Revenues......................................    $190,536        $ 89,063
Income before provision for income taxes......       1,290             215
Net income....................................         755              91
Earnings per share of common stock............        0.09            0.01
Working capital...............................      59,779          56,955
Total assets..................................     103,136         100,393
Weighted average shares outstanding...........       8,267           8,141

                                                       NINE MONTHS ENDED
                                                           JULY 31,
                                                -------------------------------
                                                    1998            1997
                                                          (UNAUDITED)
Revenues......................................    $148,309        $142,530
Income before provision for income taxes......       2,082             784
Net income....................................         833             455
Basic and diluted earnings per share of common
 stock........................................        0.10            0.06
Shares used to compute basic earnings per
 common share.................................       8,375           8,247
Shares used to compute diluted earnings per
 common share.................................       8,388           8,247

                                                         QUARTER ENDED
                                                -------------------------------
                                                   JULY 31,      OCTOBER 31,
                                                     1998           1997
                                                ------------- -----------------
                                                 (UNAUDITED)
Total assets..................................    $106,585        $103,136

--------
(1) Reflects the six month period from May 1, 1996 through October 31, 1996, during which time the Company changed its fiscal year end from April 30 to October 31 in connection with the Fluor Daniel Transactions (as defined herein). See "THE TENDER OFFER--16. Interests of Certain Persons in the Offer and the Merger--Beneficial Ownership of Shares."

  Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

 CERTAIN COMPANY PROJECTIONS

  In the course of discussions giving rise to the Merger Agreement (see "The TENDER OFFER--11. Contacts with the Company; Background of the Offer and the Merger"), representatives of the Company furnished representatives of Parent certain business and financial information that was not publicly available. The information provided to Parent included income and cash flow statements which projected for the Company and its subsidiaries, on a consolidated basis, for the fiscal year ending October 31, 1998 (excluding adjustments for non-recurring charges), (a) gross revenue of approximately $193.6 million, (b) net revenue of approximately $116.5 million, (c) total project profit of approximately $64.2 million, (d) gross profit of approximately $44.3 million,
(e) total indirect expenses of approximately $35.7 million, (f) earnings before interest, taxes, depreciation and amortization of approximately $9.1 million, and (g) earnings before interest and taxes of approximately $5.8 million. Subsequently, Parent received revised financial information which projected for the Company and its subsidiaries, on a consolidated basis, for the fiscal year ending October 31, 1998 (including adjustments for non-recurring charges), (a) gross revenue of approximately $192.6 million, (b) gross margin of approximately $36.2 million, (c) selling, general and administrative costs of approximately $32.9 million, (d) earnings before interest and tax of approximately $3.3 million, (e) interest income of approximately $700,000, and (f) earnings before tax of approximately $4.0 million. None of such projected financial information provided by the Company to Parent was prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in the Offer to Purchase solely because it was furnished to Parent in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants incorporated by reference in this Offer to Purchase relate to the historical financial information of the Company and do not extend to the prospective financial information and should not be read to do so.

  THE COMPANY HAS ADVISED PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE COMPANY'S, PURCHASER'S AND PARENT'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED. ACCORDINGLY, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, PARENT OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTED FINANCIAL INFORMATION.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

 GENERAL

  Purchaser is a Delaware corporation with its principal executive offices located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Purchaser is a wholly-owned subsidiary of Parent which was organized to acquire the Company and has not conducted any unrelated activities since its organization.

  Parent is a Delaware corporation with its principal office located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Parent provides a wide range of environmental management services and technologies including the assessment, engineering, and remediation of situations involving hazardous materials and pollution prevention and minimization. Parent was incorporated in 1983; the earliest antecedent of the Company commenced operations in California in 1926.

 DIRECTORS AND OFFICERS

  The name, business address, citizenship, present principal employment or occupation and five-year employment history of each of the executive officers of Parent and Purchaser are set forth in Schedule II hereto.

  Except as described in this Offer to Purchase (i) none of Parent or Purchaser nor, to the best of Parent's knowledge, any of the persons listed in
Schedule II hereto, or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of Parent or Purchaser nor to the best knowledge of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, since January 1, 1995, neither Parent or Purchaser nor, to the best knowledge of Parent, any of the persons listed on Schedule II hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995 there have been no contracts, negotiations or transactions between Parent, Purchaser, or any of their subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule II to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

 SUMMARY FINANCIAL INFORMATION

  The following tables set forth certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted from the information contained in Parent's Annual Report on Form 10-K for the fiscal year ended March 27, 1998 and Parent's Quarterly Reports on Form 10-Q for the periods ended June 26, 1998 and June 27, 1997. The following summary is qualified in its entirety by reference to the more comprehensive financial information included in such documents, including the financial statements and related notes contained therein as well as other documents filed by Parent with the Commission, which are available for inspection in the manner set forth under "Parent Available Information."

                            PARENT AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               THREE MONTHS ENDED       FISCAL YEAR ENDED
                               ------------------  -----------------------------
                               JUNE 26,  JUNE 27,  MARCH 27, MARCH 28, MARCH 29,
                                 1998      1997      1998      1997      1996
                                 (UNAUDITED)
Summary of Earnings Data:
  Revenues.................... $225,188  $98,181   $442,216  $362,131  $400,042
  Loss from continuing
   operations (net of
   preferred stock
   dividends).................  (20,860)  (4,447)   (12,527)  (13,693)   (3,654)
  Income (loss) per share from
   continuing operations
   (basic and diluted)........    (1.76)   (0.46)     (1.28)    (1.48)     (.41)
  Weighted average shares.....   11,881    9,742      9,737     9,227     8,982

                              AT JUNE 26, AT JUNE 27, AT MARCH 27, AT MARCH 28,
                                 1998        1997         1998         1997
                              ----------- ----------- ------------ ------------
                                    (UNAUDITED)
Balance Sheet Data:
  Working capital............  $108,030    $ 95,538     $74,924      $110,705
  Total assets...............   834,157     337,280     709,217       342,531
  Long-term debt.............   369,209      65,608     284,697        65,874
  Long-term accrued
   liabilities...............    35,104      12,705      27,528        15,184
  Stockholders' equity.......   228,611     165,099     148,150       168,853

 PARENT AVAILABLE INFORMATION

  Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 7.

9. SOURCE AND AMOUNT OF FUNDS.

  Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offer and to complete the Merger will be approximately $71.4 million (including approximately $2.0 million for payment of estimated costs and expenses).

  Parent, IT Corporation, a wholly-owned subsidiary of Parent ("IT"), certain other direct and indirect subsidiaries of Parent (including Purchaser) are party to a credit agreement dated as of February 25, 1998, as amended and restated as of June 11, 1998 (as amended to date, the "Credit Facility"), with Citicorp USA, Inc. ("Citicorp" and, in its capacity as administrative agent, the "Administrative Agent") and BankBoston, N.A. ("BankBoston" and, in its capacity as agent, together with the Administrative Agent, the "Agents"), individually and as agent banks for a group of lenders, and those lenders, that provides for a term loan and revolving credit facilities of up to $413 million in the aggregate. The Credit Facility consists of an eight-year amortizing term loan of $228 million and a six-year revolving credit facility of up to $185 million.

  The proceeds of revolving credit loans made to Parent (or a subsidiary of Parent) under the Credit Facility will be used to finance the Offer and the Merger. Approximately $51.0 million of proceeds from the revolving loans and from Parent's cash on hand will be made available to Purchaser. These funds, together with the Company's cash on hand (a portion of which will be loaned to Purchaser), will be used by Purchaser to pay for Shares accepted for payment in the Offer and to pay cash consideration in the Merger. Existing cash and the proceeds of revolving credit loans will be used to pay certain expenses and costs related to the Offer and the Merger. The proceeds of revolving loans made under the Credit Facility also will be used to provide working capital for Parent and its subsidiaries (including, after the Merger, the Company and its subsidiaries) and for general corporate purposes of Parent and its subsidiaries.

  The availability of financing under the Credit Facility is subject to the following conditions: (i) no default, (ii) continued accuracy of representations and warranties, (iii) no material adverse change with respect to Parent or certain of its principal operating subsidiaries and (iv) certain other conditions customary for credit facilities of this type.

  The Credit Facility also requires that, with respect to the Offer and the Merger, (i) revolving credit availability under the Credit Facility shall be at least equal to $25 million plus the amount necessary to complete the Merger on the date of the purchase of Shares pursuant to the Offer, (ii) average revolving credit availability under the Credit Facility after subtracting the amount of revolving loans made to finance the purchase of Shares in the Offer, shall not be less than $25 million for the 60 days prior to the date of such purchase, (iii) the Company have at least $15 million of cash and marketable securities on the date of purchase of Shares pursuant to the Offer, and that, not later than the time of completion of the Merger, such cash be used to purchase Shares accepted for payment in the Offer or to complete the Merger or be applied to repay revolving loans under the Credit Facility, (iv) the Board shall have recommended that stockholders tender their Shares in the Offer, (v) the Merger be completed no later than February 15, 1999, and that all conditions to the Merger contained in the Merger Agreement are satisfied or waived with the consent of the lenders, and (vi) the Merger Agreement shall not be amended, waived or modified in any material respect without approval of the Agents and the lenders.

  The Credit Facility is secured by a security interest in substantially all of the assets of Parent and its subsidiaries (including the Shares acquired by Purchaser upon completion of the Offer and the assets of the Company and its subsidiaries).

  Parent expects that the Credit Facilities will provide sufficient availability to finance the Offer and the Merger and related costs and expenses and to provide for Parent's and its subsidiaries' (including the Company's) ongoing working capital needs.

  The term loans made under the Credit Facility bear interest at a rate equal to LIBOR plus 2.50% per annum (or Citibank's base rate plus 1.50% per annum) and revolving loans made under the Credit Facility bear interest at a rate equal to LIBOR plus 2.00% per annum (or Citibank's base rate plus 1.00% per annum) through no later than 30 days from the end of Parent's fiscal quarter ending December 25, 1998, with certain exceptions to be determined as of the date of Parent's filing a compliance certificate regarding its financial position in accordance with the Credit Facility, with adjustments thereafter based on the ratio of Parent's consolidated total debt to consolidated EBITDA. A commitment fee will accrue on the portion of the revolving credit facility that is unused from time to time at a rate initially equal to 0.375% per annum, subject to adjustment based on the ratio of

Parent's consolidated total debt to consolidated EBITDA. As of October 29, 1998, based on the prevailing one-month LIBOR rate of 5.22%, the interest rate applicable to revolving loans under the Credit Facility is estimated to be approximately 7.22%.

  The term loan made under the Credit Facility amortizes on a semi-annual basis in aggregate annual installments of $4.5 million for the first six years after June 1998, with the remainder payable in eight equal quarterly installments in the seventh and eighth years thereafter. Parent will also be required to prepay the loans under the Credit Facility with the net proceeds of asset sales and certain debt and equity financings, and loans under the Credit Facility will be required to be prepaid with a portion of Parent's consolidated excess cash flow.

  The Credit Facility includes certain representations and warranties and covenants customary for facilities of this type, including: (i) financial covenants consisting of a minimum fixed charge coverage ratio, a minimum interest expense coverage ratio, a maximum leverage ratio, a minimum liquidity requirement, a minimum EBITDA requirement (applicable only in 1998), a maximum capital expenditure limitation and a minimum net worth requirement; (ii) maintenance of cash concentration accounts and lockboxes, (iii) preservation of corporate existence, compliance with laws, payment of taxes, maintenance of properties and insurance and financial and other reporting requirements; and
(iv) limitations (subject to certain exceptions) on indebtedness, guarantees, liens, lease obligations, mergers and acquisitions, sales of assets and other fundamental changes, joint ventures and other investments, transactions with affiliates, dividends and stock repurchases and redemptions, prepayment or modification of debt, and certain hedging obligations. The Credit Facility also includes customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to other indebtedness, bankruptcy events, defaults in satisfaction of money judgments, material adverse change, certain events under the Employee Retirement Income Security Act of 1974, as amended, a change of control of the Parent.

  Purchaser's obligation to purchase Shares tendered pursuant to the Offer is not subject to financing.

10. CERTAIN TRANSACTIONS AMONG PARENT, THE COMPANY AND THEIR RESPECTIVE AFFILIATES.

  Certain affiliates of Parent and FD have entered into, or proposed to perform, a number of contracts in the ordinary course of business. IT is a subcontractor to Fluor Daniel Fernald, Inc. ("FDF"), a wholly-owned subsidiary of FD. Pursuant to the multi-year subcontract, which was awarded in September 1997, IT anticipates performing in excess of $120 million in remediation services in connection with remediation of the United States Department of Energy's Fernald Environmental Management Project. IT is in negotiation with FDF with respect to additional compensation or work resulting from changed conditions at the site. Also with respect to the Fernald facility, IT has been awarded an additional subcontract to perform approximately $305,000 in stabilization testing regarding certain wastes at the facility. In September 1998, IT submitted a competitive bid (but to date has not been awarded a contract) to perform, as a subcontractor to FDF, certain accelerated waste retrieval services at the project, which FDF has publicly estimated to involve between $25 million and $35 million of work. In October 1998 IT submitted a competitive bid (but to date has not been awarded a contract) to perform, as a subcontractor to FDF, additional waste removal, stabilization, and disposal services at the project, which FDF has publicly estimated to involve between $20 million and $25 million of work. In addition, in October 1997, FDF awarded OHM Remediation Services Corp. ("OHMRSC"), an indirect wholly-owned subsidiary of Parent, a subcontract to perform approximately $250,000 in engineering studies at the facility. FDF has an option, which is exercisable until March 1999, to order from OHMRSC approximately $529,000 in remediation services with respect to previously-studied thorium wastes.

  In connection with the Merger and the Offer, the Company and FD have entered into the Amended and Restated Marketing Agreement, dated as of October 27, 1998, among the Company, FD and Parent (the "Amended Marketing Agreement"), described in "THE TENDER OFFER--14. The Merger Agreement and Related Agreements."

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER.

 Background of the Transaction: Past Contracts, Transactions and Negotiations with Parent and Purchaser

  In June, 1998, Parent was informally contacted by BT Alex. Brown regarding Parent's possible interest in a transaction with the Company. At that time, Parent did not express a preliminary interest in an acquisition.
However, in late July 1998, Parent was again approached by BT Alex. Brown, the Company and Parent entered into the Confidentiality Agreement dated July 28, 1998 and Parent was provided with non-public information about the Company. During August 1998, Parent conducted a due diligence review of the Company and met with Mr. Walter C. Barber, President and Chief Executive Officer of the Company, and other members of the Company's senior management to discuss the desirability of combining operations and general approaches to a potential acquisition, to exchange non-public information and to review likely synergies that could be created in a combination.

  On September 9, 1998, following authorization by the Board of Directors of Parent, Parent submitted a non-binding letter of interest outlining a proposed acquisition of the Company (the "September 9 Proposal"). In the September 9 Proposal, Parent proposed to acquire all of the issued and outstanding Shares for aggregate cash in the range of $65 to $70 million. The September 9 Proposal contemplated a tender offer to the stockholders, which would be conditioned on the ability of Parent to acquire in excess of 50% of the Shares in the proposed tender offer, the continuation of the existing marketing agreement between FD and the Company and agreement on specific due diligence issues in addition to other customary conditions to be contained in a definitive merger agreement. The September 9 Proposal was also subject to Parent's completing a due diligence review of the Company.

  In a telephone conversation with BT Alex. Brown on September 11, 1998, Philip O. Strawbridge, Senior Vice President and Chief Administrative Officer of Parent, indicated a price of $8.00 per Share in the proposed tender offer and Parent's willingness to consider increasing the price to $8.50 per Share if FD would finance a portion of the transaction. They also discussed the possibility of Parent making payments to FD in exchange for certain revenue commitments in a new marketing agreement.

  Following the meetings of the Board on September 10 and 11, 1998, there were several telephone conversations between BT Alex. Brown and Mr. Strawbridge regarding terms of a possible transaction and one telephone conversation between management of FD and Parent regarding a possible new marketing agreement. As a result of these conversations, Parent submitted a revised non-binding letter of interest outlining a proposed acquisition of the Company (the "September 16 Proposal"). In the September 16 Proposal, Parent proposed to acquire all of the issued and outstanding Shares for $8.50 per Share in cash in a tender offer to the stockholders. The September 16 Proposal was expressly conditioned on the ability of Parent to acquire in excess of 50% of the Shares, the Company having available at least $19 to $20 million in cash, the making by FD of a $20 million subordinated loan to Parent to be used in financing the acquisition, FD and the Company entering into a new, five-year marketing agreement that would generate certain levels of annual revenues to the Company and Parent, and for which FD would receive annual payments totaling $3.0 million, and other conditions to be contained in a definitive merger agreement. The September 16 Proposal was also subject to Parent's completing a due diligence review of the Company.

  On September 18, 1998 legal counsel for Parent distributed a proposed draft merger agreement to the Company, FD and BT Alex Brown.

  On September 22, 1998, the Board met to consider Parent's September 16 Proposal. At that meeting, it was decided to proceed with further negotiations and the Special Committee was established. Parent's legal counsel and legal counsel for the Special Committee began negotiations regarding the draft merger agreement.

  Between September 22, 1998 and October 5, 1998, representatives of FD and Parent, along with BT Alex. Brown, discussed the possible terms of a loan from FD to Parent and a possible new marketing agreement between FD and the Company following the proposed acquisition. On October 4, 5 and 6, 1998, Mr. David

Myers, Group President--Industrial of FD and a director of the Company, and Mr. Strawbridge discussed the loan and the new marketing agreement requested by Parent in its September 16 Proposal. Mr. Strawbridge indicated that, if no loan from FD was possible and the new marketing agreement did not include revenue commitments, Parent would lower the price set forth in the September 16 Proposal to $8.25 per Share and would not pay FD annual payments in connection with the new marketing agreement. During this period, legal counsel for the Special Committee negotiated terms of the proposed merger agreement with FD and legal counsel for Parent, including the Minimum Condition, approval of changes to the Offer after a definitive merger agreement was executed by the parties and several other provisions.

  At a regularly scheduled meeting of the Board of Directors of Parent held on October 6, 1998, members of management of Parent made a comprehensive presentation regarding the Company, its operations, financial condition and competitive position, as well as the potential synergies that could be realized from a combination between the Company and Parent and the benefits to be derived from the proposed new marketing agreement. Parent's Board of Directors also discussed the terms of and the financing for the transaction, including the availability of cash at the Company and the alternatives available to Parent in light of FD's decision not to provide the loan requested in Parent's proposal. Management updated the Board of Directors of Parent on the progress of negotiations with Parent's lenders regarding amendments to the Credit Facility that would be required in order to consummate the transaction. Following a full discussion of the proposed transaction, it was the consensus of Parent's Board of Directors that Parent should proceed with the acquisition of the Company. Final approval of the acquisition of the Company and the terms and adequacy of the financing for the acquisition was delegated to the Executive Committee of Parent's Board of Directors.

  On October 13, 1998 the Executive Committee of Parent's Board of Directors held a telephonic meeting at which they reviewed financial and operating data for the Company, the final terms of the proposed acquisition of the Company and the arrangements for financing the acquisition with borrowings under the Credit Facility and available cash at the Company. After discussion and pursuant to the authority delegated to the Executive Committee at the October 6, 1998 meeting of Parent's Board of Directors, the Executive Committee approved the transaction and directed management to complete negotiation of the definitive merger agreement as soon as practicable.

  Parent's legal counsel and legal counsel for the Special Committee continued to negotiate the proposed draft merger agreement and FD and Parent continued to negotiate the proposed marketing agreement through October 27, 1998. The changes finally agreed upon in respect of the Merger Agreement included:
(i) imposing as a condition to the Offer the Minimum Condition, which requires a majority of the Shares not held by FD to be tendered, (ii) reducing the fees payable by the Company to Parent on certain terminations of the Merger Agreement from $2.5 million to $1.5 million (plus reimbursement of expenses of up to $400,000); (iii) requiring the approval of the Special Committee for certain changes to or conditions of the Offer; and (iv) eliminating a provision prohibiting the Company from entering into an agreement with a third party that was more favorable to the stockholders unless it first provided Parent the opportunity to make an offer at least as favorable as such third party offer. As agreed between Parent and FD, no annual payments are to be made by Parent to FD and no revenue commitments are made by FD under the final Amended Marketing Agreement.

  On October 26, 1998, Parent advised the Company that it had received the necessary consent from its lenders to enter into the Merger Agreement and consummate the Offer, and that it had completed its selective due diligence. Parent further advised the Company that it was prepared to immediately commence and diligently complete all regulatory and governmental filings necessary to effectuate a transaction and was prepared to execute the Merger Agreement and Amended Marketing Agreement.

  On the afternoon of October 27, 1998, the Special Committee and the full Board held a special telephonic meeting with legal counsel to the Special Committee, legal counsel to FD and representatives of BT Alex. Brown participating, and discussed a revised proposal from a third party (the "Third Party Proposal") and the status of negotiations with Parent regarding the proposed transaction, including the Amended Marketing Agreement. Legal counsel to the Special Committee reviewed the Third Party Proposal and the terms of the Merger

Agreement. Legal counsel to FD reviewed the terms of the proposed Amended Marketing Agreement. BT Alex. Brown then presented a review of its financial analysis of the proposed tender offer of $8.25 per Share for all Shares and then presented its opinion to the Special Committee and the full Board that the consideration to be received in the proposed transaction was fair from a financial point of view to the stockholders, other than FD, Parent or any affiliate either thereof (the "Public Stockholders"). At the conclusion of the presentation by BT Alex. Brown, the FD representatives on the Board informed the Special Committee that, other than the Amended Marketing Agreement, there were no agreements or understandings between FD and Parent other than existing contractual arrangements in the ordinary course of business.

  The Special Committee then held a separate meeting without representatives of FD present, reviewed the Third Party Proposal and determined it was not in the best interests of the stockholders to delay entering into the Merger Agreement with Parent given, among other things, the conditions that proposal contained regarding financing, the proposed schedule of due diligence and the need to negotiate a definitive agreement. Legal counsel to the Special Committee discussed the Committee's fiduciary duties in reviewing and approving the proposed transaction with Parent. The Special Committee determined that, based on the opinion of BT Alex. Brown as to the fairness of the consideration from a financial point of view to the Public Stockholders and all other relevant factors in relation to the proposed transaction with Parent, it would recommend that the full Board of Directors approve the transaction as in the best interests of the Company and the stockholders.

  After the separate meeting of the Special Committee, the full Board continued its meeting. The Special Committee discussed with the Board its review of the terms and conditions of the proposed transaction with Parent and the Third Party Proposal. At the conclusion of those discussions and upon the unanimous recommendation of the Special Committee, the Board of Directors unanimously voted to approve the Merger Agreement and the Amended Marketing Agreement and to terminate discussions with the third party (as required by the Merger Agreement).

  Following the Board meeting, the Special Committee's legal counsel and Parent's legal counsel continued the final negotiation of the transaction documents. The Merger Agreement and Amended Marketing Agreement were executed in the evening of October 27, 1998, and press releases were issued by the parties announcing the execution of the Merger Agreement on the morning of October 28, 1998.

12. PURPOSE OF THE OFFER AND THE MERGER.

  The purpose of the Offer is for Purchaser to acquire all of the Shares. The purpose of the Merger is for Parent to acquire the remaining equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct, wholly-owned subsidiary of Parent. The acquisition of Shares has been structured as a cash tender offer followed by a cash merger in order to provide for the prompt and orderly cancellation of all Shares (other than Excluded Shares) and the transfer of ownership of the equity interest in the Company held by the Company's stockholders (other than the Excluded Shares) from such stockholders to Parent.

  Under the DGCL, the approval of the Board and the affirmative vote of the holders of a majority of the Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If a vote of the stockholders of the Company is required, the Company has agreed in the Merger Agreement to take all action necessary to convene a special meeting of its stockholders (the "Stockholders Meeting") as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. The Proxy Statement containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with any Stockholders Meeting. Notwithstanding the foregoing, if Parent, Purchaser and/or any other subsidiary of Parent shall acquire at least 90% of the Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after consummation of the Offer without a Stockholders Meeting in accordance with
Section 253 of the DGCL.

  The Board, acting on the unanimous recommendation of the Special Committee, has unanimously determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of the Company stockholders, and have approved and adopted the Merger Agreement and the transactions contemplated thereby. As described above, the only remaining corporate action of the Company that may be required is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the Shares. If Purchaser acquires the Minimum Share Number, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the Shares in the Offer, under Delaware law it will be able to consummate the Merger without a vote of the Company's stockholders. Purchaser reserves the right to purchase additional Shares in the open market after termination of the Offer.

  Pursuant to the Merger Agreement, FD has agreed, among other things, to tender in, and not withdraw from, the Offer, all Shares (including the FD Shares representing approximately 52.3% of the Shares) owned by it or any of its affiliates.

13. PLANS FOR THE COMPANY.

  It is anticipated that, following the consummation of the Offer, the Company's business will be integrated into Parent's operations. Parent plans to reorganize the Company into Parent's existing business line/project delivery organizational structure, which is expected to produce administrative and operational efficiencies and to result in the elimination of redundant positions in the combined organization and the closure or consolidation of certain Parent and Company locations. Pursuant to the Merger Agreement, immediately following the delivery to the Depositary of Parent's notice of acceptance of Shares pursuant to the Offer (the "Notice of Acceptance"), if the Minimum Condition has been met, Parent shall be entitled to designate four of the six authorized directors on the Board (the "Parent Directors"). The Parent Directors shall be Anthony J. DeLuca, Philip O. Strawbridge, James G. Kirk and James R. Mahoney. Immediately following delivery to the Depositary of the Notice of Acceptance, the resignations as directors of the Company of Walter C. Barber, David L. Myers and Ronald G. Peterson, delivered to Parent in connection with the execution and delivery of the Merger Agreement, shall be deemed effective and Allan S. Bufferd and Ernie Green, as the remaining directors of the Company (the "Continuing Directors"), shall execute and deliver a written consent or shall otherwise take effective action electing the Parent Directors to the Board. The Continuing Directors shall remain members of such Board until the Effective Time, and, in lieu of Continuing Directors, if such directors will not serve, the Company shall use reasonable efforts to ensure that the Board shall consist of at least two members who are neither officers, stockholders, designees nor affiliates of Parent or FD or their respective affiliates (the "Special Directors"). Therefore, Parent will be entitled to designate a majority of the Board and will control the Company, subject to certain limitations set forth in the Merger Agreement. Except for the Merger and as otherwise described in this section and elsewhere herein, Purchaser and Parent have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, or consolidation of the Surviving Corporation with or into any third entity, the sale or transfer of substantially all of the Surviving Corporation's assets to a third party, a material change in the Company's capitalization or dividend structure or any other material changes in the Surviving Corporation's corporate structure or business to reorganize the Company. Following the consummation of the Offer, Parent intends to continue its evaluation and review the Surviving Corporation's operations and the potential opportunities for synergies with Parent's operations, and consideration of what, if any, additional changes would be desirable in light of the results of such evaluations and reviews.

14. THE MERGER AGREEMENT AND RELATED AGREEMENTS.

  The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to Parent's
Schedule 14D-1.

  The Offer. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering stockholder shall receive the Offer Price for each share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER--19. Certain Conditions of the Offer." Any determination concerning the satisfaction of the terms and conditions of the Offer will be made by Purchaser in its good faith judgment and such determination will be final and binding on all tendering stockholders. Parent expressly reserves the right to increase the price per Share payable in the Offer (although it has no present intention of doing so) or to make any other changes in the terms and conditions of the Offer, except that, pursuant to the Merger Agreement, unless previously approved by the Special Committee and the Board in writing, Parent may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend the conditions to the Offer set forth in "THE TENDER OFFER--19. Certain Conditions of the Offer" to broaden their scope, (v) impose additional conditions of the Offer or amend any other term of the Offer in any manner adverse to holders of Shares or extend the Offer if all of the conditions to the Offer are satisfied or waived, or (vi) amend the Minimum Condition.

  Notwithstanding the foregoing, Parent expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, without the consent of the Special Committee or the Board, to (i) from time to time extend the Offer (each such individual extension not to exceed 10 business days after the previously scheduled Expiration Date), if at the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; or (iii) extend the Offer for any reason on up to two (2) occasions in each case for a period of not more than five (5) business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such Expiration Date there shall have been tendered more than the number of Shares sufficient to satisfy the Minimum Condition but less than 90% of the Shares, provided the Purchaser agrees to permanently waive the conditions set forth in paragraphs (b) and (e) of "THE TENDER OFFER--19. Certain Conditions of the Offer." If all of the conditions to the Offer set forth in "THE TENDER OFFER--19. Certain Conditions of the Offer" are not satisfied on any scheduled Expiration Date of the Offer then, provided that all such conditions are reasonably capable of being satisfied prior to December 31, 1998, Parent shall extend the Offer from time to time (each such individual extension not to exceed 10 business days after the previously scheduled Expiration Date) until such conditions are satisfied or waived, provided that Parent shall not be required to extend the Offer beyond December 31, 1998.

  Board Representation. Pursuant to the Merger Agreement, immediately following the delivery of the Notice of Acceptance, if the Minimum Condition has been met, Parent shall be entitled to designate the Parent Directors as described above in above section entitled "THE TENDER OFFER--13. Plans for the Company." Immediately following the election of the Parent Directors, the Company will use its reasonable efforts to cause persons designated by Parent to constitute the same percentage as the Parent Directors represent on the Board of (i) each committee of such Board (other than any committee of such Board established to take action under the Merger Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. The Company's obligations to appoint designees of Parent to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

  The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser or another direct or indirect wholly-owned subsidiary of Parent will be merged with and into the Company, the separate corporate existence of Purchaser or of such other subsidiary of Parent, as the case may be, will cease and the Company will continue as the Surviving Corporation. The Effective Time will occur at the date and time that a certificate of merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the "Certificate of Merger"), is filed with the Secretary of State of the State of Delaware. The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The Certificate of Incorporation of the Company in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL, except that the Article FOURTH of the Certificate of Incorporation shall be amended such that the Surviving Corporation shall have the authority to issue 1,000 shares of its common stock, par value $.01 per share. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation until replaced in accordance with the Bylaws of the Surviving Corporation. It is expected that, immediately following the Effective Time, the Board of Directors of the Surviving Corporation will appoint Anthony J. DeLuca, Philip
O. Strawbridge, James R. Mahoney and James G. Kirk as the President, Executive Vice President, Senior Vice President and Senior Vice President and Secretary of the Surviving Corporation, respectively.

  Parent Stock Option. Pursuant to the Merger Agreement, after Purchaser has accepted for payment Shares tendered pursuant to the Offer (including the Minimum Share Number), Parent has the irrevocable option (the "Parent Option") to purchase that number of authorized and unissued shares of the Company's Common Stock equal to 14% of the Shares outstanding immediately after the exercise of the Parent Option (the "Option Shares") at a purchase price equal to the Offer Price. The Company's sole obligation to issue and deliver the Option Shares is subject to certain conditions set forth in the Merger Agreement, including the requirement that the number of Option Shares plus the number of Shares accepted for payment pursuant to the Offer, upon issuance of the Option Shares, will constitute at least 90% of then outstanding Shares.

  Use of Company Cash. Pursuant to the Merger Agreement, the Company has agreed that prior to the initial Expiration Date it will take all steps reasonably necessary, after consulting with Parent, to sell any marketable securities owned by it so that on the initial Expiration Date the Company will have maximized its available cash and will thereafter until such time as the Parent Directors are elected invest such cash in overnight investments. Upon the election of the Parent Directors and at the direction of the Company's Board, up to $20 million of the available cash of the Company will be loaned to Parent and evidenced by an interest bearing promissory note payable on demand. The proceeds of such loan will be delivered to the Depositary to be used solely to fund the purchase of Shares in the Offer.

  Consideration to Be Paid in the Merger. At the Effective Time, each issued and outstanding Share (other than Excluded Shares), shall be converted into, and become exchangeable for the Offer Price.

  Employee/Director Stock Options. Pursuant to the Merger Agreement, at the Effective Time, all options to purchase a share of Common Stock (whether vested or unvested) (each a "Company Option") granted under the Company's Amended and Restated 1987 Stock Plan, the Company's 1997 Stock Plan and the Company's Amended and Restated 1995 Director Stock Option Plan, in each case as amended to the date hereof (the "Stock Plans") that have an exercise price that is lower than the Offer Price (the "In-the Money Options") will be cashed out by the Company by payment to each holder of such In-the-Money Options the difference between the exercise price and the Offer Price. In accordance with the terms of the Stock Plans or interpretations thereof by the Board, the Company will notify all holders of Company Options that have an exercise price that is equal to or higher than the Offer Price (the "Underwater Options"), promptly after the Effective Time, that the Stock Plans have been terminated and that, in connection with such termination, the Company will pay to such holders an amount equal to the number of such Underwater Options (whether vest or unvested) multiplied by $.10. Pursuant to the provisions of the Merger Agreement, the Company will make aggregate payments equal to approximately $116,388. Of that total, Mr. Barber will receive approximately $19,472; Mr. Glenn V. Batchelder will receive approximately $6,508; Mr. J. Steve Paquette will receive approximately $5,125; Mr. David L. Backus will receive approximately $500; Ms. Anne Nolan will receive approximately $2,019; and Ms. Mary C. Stack will receive approximately $479. The Company will make aggregate payments to non-employee directors in the amount of $2,119. Of that total, Mr. Allan S. Bufferd will receive approximately $1,221 and Mr. Ernie Green will receive approximately $898.

  The Board will take the following actions with respect to the Amended and Restated 1986 Employee Stock Purchase Plan (the "Stock Purchase Plan"): (1) accelerate the current Payment Period (as defined in the Stock Purchase Plan) to November 27, 1998 (the "Acceleration Date") and (2) pay each participant in lieu of each share that could have been purchased under the Stock Purchase Plan when the Payment Period ends on the

Acceleration Date, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Price and the Option Price (as defined in the Stock Purchase Plan). Pursuant to the provisions of the Merger Agreement, the Company will make aggregate payments equal to approximately $91,126. Of that total, Mr. Barber will receive approximately $1,005;
Mr. Batchelder, Mr. Paquette and Ms. Nolan will each receive $0; Mr. Backus will receive approximately $3,145; and Ms. Stack will receive approximately $1,933. In addition, all funds contributed to the Stock Purchase Plan which have not been used to purchase shares of the Common Stock as of the Acceleration Date will be returned, in cash, without interest, to participants of the Stock Purchase Plan as soon as administratively feasible after the Acceleration Date.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company, Purchaser and Parent with respect to corporate existence and power, capitalization, subsidiaries, corporate authorization relative to the Merger Agreement, governmental consents and approvals, Commission reports, financial statements, absence of certain changes or events, litigation and liabilities, employee benefits, compliance with laws, environmental laws, intellectual property, taxes, government contracts, documents relating to the Offer and the Merger and other matters. No representations or warranties made by the Company, Parent or Purchaser will survive beyond the Effective Time, and no covenants or agreements made in the Merger Agreement will survive beyond the Effective Time, except for those covenants or agreements which by their terms contemplate performance after the Effective Time. Certain of the representations and warranties of the Company set forth in the Merger Agreement will not be breached unless the matter constituting the breach would have a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"); provided, however, that any adverse effect that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a Company Material Adverse Effect and any adverse effect that is caused by conditions affecting the primary industry in which the Company currently competes shall not be taken into account in determining whether there has been a Company Material Adverse Effect (provided that such effect does not adversely affect the Company in a disproportionate manner). Certain of the representations and warranties of the Parent set forth in the Merger Agreement will not be breached unless the matter constituting the breach would have a material adverse effect on the ability of Parent or Purchaser to conduct the Offer or consummate the Merger or any of the other material transactions contemplated by the Merger Agreement (a "Parent Material Adverse Effect").

  Agreements of FD. Pursuant to the terms of the Merger Agreement, FD has agreed, among other things, to tender in, and not withdraw from, the Offer, all Shares (including the FD Shares) owned by it and its affiliates. In addition, FD currently holds an option (the "FD Option") to purchase 1,768,970 Shares which will be canceled upon consummation of the Offer. The FD Option has an exercise price of $13.1274 per share, which is greater than the Offer Price, and, if not canceled in connection with the Offer, would expire on December 11, 1998.

  Conduct of Business. The Company has agreed that, prior to the date on which Parent's representatives are elected to the Board (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by the Merger Agreement):

    (a) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course consistent with past practice;

    (b) the Company will not, among other things (i) issue, sell or otherwise dispose of or encumber any of its subsidiaries' capital stock owned by it;
  (ii) amend its charter, bylaws, except for any amendment which will not hinder, delay or make more costly to Parent the Offer or the Merger; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; (v) repurchase, redeem or otherwise acquire or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (vi) adopt a plan of complete or partial liquidation or dissolution, merger or otherwise restructure or recapitalize or consolidate with any Person (as defined in the Merger Agreement) other than Purchaser or another wholly-owned subsidiary of Parent;

    (c) neither the Company nor any of its subsidiaries will (i) authorize for issuance or issue, sell or otherwise dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt (other than shares of Common Stock issuable pursuant to Company Options outstanding on the date hereof); (ii) other than in the ordinary and usual course of business consistent with past practices, transfer, lease, license, guarantee, sell or otherwise dispose of or encumber any other property or assets or incur or modify any material indebtedness or other liability (except for additional borrowings in the ordinary course under lines of credit in existence on the date hereof); (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practices and except for obligations of subsidiaries of the Company incurred in the ordinary course of business; (iv) make any loans to any other Person (other than to subsidiaries of the Company or, customary loans or advances to employees in connection with business-related travel in the ordinary course of business consistent with past practices); (v) make any commitments for, make or authorize any capital expenditures other than in amounts less than $50,000 individually and $250,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person; (vi) except as may be required by applicable law or by existing contractual commitments, enter into any new agreements or commitments for any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees or consultants except for those which have been previously disclosed to Parent and reasonable severance payments made to employees in the ordinary course of business and consistent with past practices; (vii) except as may be required by applicable law or by existing contractual commitments, terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any compensation and benefit plan or increase or accelerate the salary, wage, bonus or other compensation of any employees or directors (except for increases occurring in the ordinary and usual course of business, which shall include normal periodic performance reviews and related compensation and benefit increases, but not any general across-the-board increases) or consultants or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing compensation and benefit plan; (viii) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it; (ix) revalue in any respect any of its material assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices; (x) settle or compromise any material claims or litigation or terminate or materially amend or modify any of its material Contracts or waive, release or assign any material rights or claims; (xi) make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated; (xii) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and (xiii) authorize or enter into any agreement to do any of the foregoing.

  Indemnification. Pursuant to the Merger Agreement, Parent and the Surviving Corporation will jointly and severally, after the Effective Time, indemnify, defend and hold harmless, each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or any of its subsidiaries (when acting in such capacity), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, settlement amounts, fines, losses, claims, demands, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative arising out of matters existing or occurring prior to or after the Effective Time, whether threatened, asserted or claimed prior to, at or after the Effective Time, which is based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director (including as a member of the Special Committee) or officer of the Company or any of its Subsidiaries including, without limitation, all Costs based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation, bylaws and other agreements in effect as of the date of the Merger Agreement to indemnify such individual. In addition, pursuant to the Merger Agreement, the Company will purchase, and Parent will reimburse the Company at the Closing (as defined in the Merger Agreement) for the fully prepaid premium expense incurred for "Prior Acts" Directors' & Officers' Liability Insurance (the "D&O Insurance") to be effective as of the date of the Merger Agreement. The term of the D&O Insurance will be six (6) years from the date of the Merger Agreement without restriction as to when any alleged or actual wrongful acts or omissions may have occurred up to and including the date of sale of the FD Shares to Purchaser pursuant to the Offer. Subject to the provisions and limitations of the Merger Agreement, the D&O Insurance will provide individual directors and officers liability coverage and corporate reimbursement coverage. In addition, the D&O Insurance is noncancellable except for the nonpayment of premium or the ultimate failure of the FD Shares being purchased by Purchaser.

  Conditions to the Merger. Pursuant to the Merger Agreement, if Purchaser shall have purchased Shares pursuant to the Offer, the respective obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Parent, Purchaser or the Company, as the case may be:

    (a) The Merger Agreement and the Merger shall have been approved and adopted by the holders of a majority of the Shares;

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than filing the Delaware Certificate of Merger, all filings with any governmental entity required to be made prior to the Effective Time by the Company or Parent or any of their respective subsidiaries, with, and all government consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by the Company, Parent and Purchaser shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in either a Company Material Adverse Effect or a Parent Material Adverse Effect; and

    (c) No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order"), and no governmental entity shall have instituted any proceeding or formally threatened to institute any proceeding seeking any such Order and such proceeding or threat remains unresolved.

  The respective obligations of Parent and Purchaser to consummate the Merger shall be subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Parent:

    (a) The representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date (as defined in the Merger Agreement) as though made on and as of the Closing Date it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have a Company Material Adverse Effect; and

    (b) The Company and FD shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

  The obligations of the Company to consummate the Merger shall be subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company:

    (a) The representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have a Parent Material Adverse Effect;

    (b) Parent and Purchaser shall have performed in all material respects all obligations to be performed by it under the Merger Agreement at or prior to the Closing Date.

  Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries nor any director or employee of the Company or its subsidiaries will, and that it will direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly through another person or entity, initiate, solicit or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company has further agreed that neither it nor any of its subsidiaries nor any of their respective directors or employees will, and that it will direct and use its best efforts to cause its and its subsidiaries agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly through another person or entity, engage or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise attempt to make or implement an Acquisition Proposal; provided, however, that if at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith, after taking into consideration the advice of its outside legal counsel, that it is likely to be required in order for its members to comply with their fiduciary duties under applicable law, the Company may, in response to an inquiry, proposal or offer for an Acquisition Proposal which was not solicited subsequent to the date of the Merger Agreement, (x) furnish non-public information with respect to the Company to any such person pursuant to a confidentiality agreement on terms substantially similar to the Confidentiality Agreement entered into between the Company and Parent prior to the execution of the Merger Agreement and (y) participate in discussions and negotiations regarding such inquiry, proposal or offer; and provided, further, that nothing contained in the Merger Agreement shall prevent the Company or its Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Acquisition Proposal.

  The Board may withdraw its recommendation of the Merger and the other transactions contemplated by the Merger Agreement, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below), if the Board determines in its good faith judgment, after taking into consideration the advice of its outside legal counsel, that it is likely to be required in order for its members to comply with their fiduciary duties under applicable law; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement is concurrently terminated in accordance with its terms. A "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, and otherwise on terms which the Board by a majority vote determines in its good faith judgment (after consultation with the Company's financial advisor or another financial adviser of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the availability of financing therefor) and more favorable to the Company's stockholders from a financial point of view than transactions contemplated by the Merger Agreement.

  Termination of the Merger Agreement. Subject to certain conditions and exceptions set forth in the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after its approval by the stockholders of the Company thereof, (i) by mutual written consent of the Company

(through the Continuing Directors, the Special Directors or their designated successors), Parent and Purchaser, by action of their respective boards of directors; (ii) by either Parent or the Company, by action of their respective boards of directors if (A) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall be entered (whether before or after the approval by the stockholders of the Company) and such Order is or shall have become nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove or lift such Order, or (B) the Minimum Condition shall not have been satisfied on or before December 31, 1998; (iii) by the Company if (A) (1) Parent fails to commence the Offer as provided by the Merger Agreement or (2) after December 31, 1998, Parent shall have failed to accept Shares for payment pursuant to the Offer,
(B) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, (C) prior to Parent's purchase of Shares pursuant to the Offer, (1) the Company enters into a binding written agreement with respect to a Superior Proposal after fully complying with the terms of the Merger Agreement and (2) the Company concurrently with such termination pays to Parent in immediately available funds all expense reimbursements due Parent pursuant to the terms of the Merger Agreement, including the termination fee, or (D) there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (1) twenty (20) days after written notice of such breach is given by the Company to Parent and (2) two (2) business days before the date on which the Offer expires; and (iv) by Parent and Purchaser if (A) after December 31, 1998, Parent shall not have paid for Shares pursuant to the Offer, (B) the Board shall have withdrawn or modified its approval or recommendation of this Agreement in a manner materially adverse to Parent, or
(C) Parent shall have terminated the Offer in accordance with the provisions of the section entitled "THE TENDER OFFER--19. Certain Conditions of the Offer."

  If the Merger Agreement is terminated for any of the above reasons (subject to the provisions of the Merger Agreement), the Merger Agreement shall become void and be of no further effect; provided, however, that such a termination shall not relieve any party to the Merger Agreement of any liability or damages resulting from any breach of the Merger Agreement and, provided, further, that, subject to certain exceptions set forth in the Merger Agreement, the Company shall reimburse Parent in the amount of $400,000 as reimbursement for all of Parent's costs and expenses in connection with the Merger Agreement, the Offer and the Merger. Subject to certain exceptions, the Company shall promptly, but in no event later than two days after the date of such request, pay Parent a termination fee of $1.5 million in lieu of any liability or obligation to pay damages (other than the $400,000 reimbursement payable to Parent for its costs and expenses) if (i) there shall be an Acquisition Proposal existing at the time of termination of the Merger Agreement by Parent and Purchaser and (A) Parent and Purchaser shall have terminated the Merger Agreement because the Board has withdrawn or modified its approval or recommendation of the Merger Agreement in a manner materially adverse to Parent or (B) Parent and Purchaser shall have terminated the Merger Agreement because of Parent's termination of the Offer in accordance with the provisions of the section entitled "THE TENDER OFFER--19. Certain Conditions of the Offer." of the Merger Agreement or (ii) if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser and the Company shall have terminated the Merger Agreement to accept a Superior Proposal.

  Amendment and Waiver. The Merger Agreement can only be amended by a written agreement executed by the parties signatory thereto.

  Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the negotiation, execution and delivery of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Offer, shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Proxy Statement and the printing and mailing of such documents shall be borne by the Parent.

 THE CONFIDENTIALITY AGREEMENT

  Pursuant to a letter agreement, dated July 28, 1998 (the "Confidentiality Agreement"), the Company proposed to disclose to Parent certain non-public or confidential information in order to evaluate a possible transaction involving the two companies. Pursuant to the Confidentiality Agreement, Parent agreed not to use or disclose such confidential information and to abstain from soliciting executive, management and other key employees for a period of two (2) years after the date of the Confidentiality Agreement.

 THE AMENDED MARKETING AGREEMENT

  Worldwide Use of Parent for Environmental Services. Effective upon the consummation of the Offer, the Amended Marketing Agreement provides that, subject to the conditions set forth therein, FD and subsidiaries of which FD owns more than 50% (collectively, the "Fluor Daniel Group"), will promote the use of Parent and subsidiaries of which Parent owns more than 50% (collectively, the "IT Group"), on a worldwide basis for certain environmental services (the "Environmental Services") that are related or incidental to FD's engineering and construction business. There was no separate monetary consideration given in connection with the execution of this agreement. The agreement provides for the continuation of the services under contracts presently being performed by FD for the Company, and by the Company for FD, on the terms previously agreed to by such parties under the existing marketing agreement as well as a Steering Committee consisting of two senior executives of each of FD and Parent, for purposes of discussing and promoting joint marketing efforts under the agreement. The Amended Marketing Agreement has a term of four (4) years. The Amended Marketing Agreement is filed as Exhibit
(c)(2) to the Schedule 14D-1 filed by Parent and Purchaser and is incorporated herein by reference.

  Specified Environmental Services. Subject to specific exceptions set forth in the Amended Marketing Agreement, the Environmental Services for which the Fluor Daniel Group will promote the IT Group, are investigation, evaluation, design, feasibility studies, management and pollution prevention, project management, remediation, permitting, quality control, start-up assistance, licensing and consulting (including incidental project finance, procurement, construction and maintenance) relating to (i) the treatment of groundwater, wastewater, soil and hazardous waste, or (ii) air emissions controls. The Environmental Services exclude certain projects, such as FD's Fernald and Hanford projects and other U.S. Department of Energy management and operations, operating and maintenance, and management and integration projects, and certain categories of projects.

  The IT Group has committed to use commercially reasonable efforts to perform Environmental Services as may be requested by FD, but will not be obligated to provide such services. With respect to any clients common to the Fluor Daniel Group and the IT Group, the IT Group will have the marketing lead for projects that primarily involve Environmental Services and FD will have the marketing lead for projects that primarily involve engineering and construction services. In addition, pursuant to the Amended Marketing Agreement, the Fluor Daniel Group and the IT Group have agreed to explore mutually beneficial ways to involve each other in other future projects.

  Restrictions on Environmental Acquisitions. The Amended Marketing Agreement also provides that the Fluor Daniel Group will not acquire or merge with any entity which is engaged primarily in performing Environmental Services without the prior written consent of the Company. If the Fluor Daniel Group acquires or merges with an entity which is not engaged primarily in performing Environmental Services, but which performs some Environmental Services, the Fluor Daniel Group will be permitted to perform Environmental Services through such entity and the Amended Marketing Agreement will continue on a non-exclusive basis. However, the Fluor Daniel Group would be required to enter into discussions with the IT Group with a view to determining whether the IT Group would have any interest in acquiring the portion of the entity acquired by the Fluor Daniel Group which performs Environmental Services, other than services for the United States government (the "Environmental Portion").

  If after 60 days following any such acquisition, Parent and the Fluor Daniel Group have not reached an agreement concerning the Environmental Portion, then the Fluor Daniel Group will be required to engaged in a good faith effort to divest the Environmental Portion. If the Fluor Daniel Group does not divest the Environmental Portion or decide to liquidate or phase out the business of the Environmental Portion, then the Fluor Daniel Group will give consideration to any request by Parent that the terms and conditions of the

Amended Marketing Agreement be adjusted to avoid an inequitable hardship to Parent resulting from any material diminution of value of the Amended Marketing Agreement arising from such acquisition by the Fluor Daniel Group.

  Intercompany Services. The Amended Marketing Agreement also allows for certain services to be provided between Parent and FD at specified rates of compensation. The Intercompany Services Agreement, dated October 27, 1998, by and among Parent, the Company and FD (the "Intercompany Agreement") sets forth certain terms for performance and payment, as well as a form of written request for services and work releases. The Intercompany Agreement is filed as Exhibit (c)(3) to the Schedule 14D-1 filed by Parent and Purchaser and is incorporated herein by reference.

  Offices; Prohibition on Use of FD Name. The Amended Marketing Agreement provides for the orderly disentanglement of the seven offices of the Company presently co-located with offices of FD as well as for the Company to promptly stop using the name and logo of FD, and to obtain such third-party consents, licenses and permits as may be necessary to allow the complete disentanglement of the Company and FD promptly following consummation of the Offer.

 DISSENTERS' RIGHTS IN THE MERGER

  No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 will have the fair value of their Shares determined by the Delaware trial court and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors; provided, however, that any appreciation or depreciation in market value resulting from the transactions contemplated by the Merger Agreement will be excluded. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

15. GOING PRIVATE TRANSACTIONS

  The Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it would have to comply with any applicable Federal law operating at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such other business combination and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to the consummation of the Merger or such other business combination. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the Purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the Offer Price.

16. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

  Consummation of the Offer and the Merger will have certain effects under certain compensation and incentive plans and arrangements in which officers and directors of the Company are participants, as summarized below.

  Retention Plan. The Company has in place an executive retention plan (the "Retention Plan") covering six key executives including all executive officers of the Company. The Retention Plan provides that participating executives will be paid bonuses as follows: 33% of the executive's 1998 base salary on January 1, 1999; and 67% of the executive's 1998 base salary on January 1, 2000. In the event a participating executive is terminated because of a change of control or an involuntary reduction in force, the balance due to such executive will be paid in full. If a participating executive leaves voluntarily or is terminated for cause or for lack of performance, the balance to be paid is forfeited. As of the date hereof, none of the executive officers of the Company covered by the Retention Plan, other than Mr. Barber, have been informed by Parent that their employment will be terminated in connection with the Offer or the Merger.

  Severance Plan. The Company has in place a severance plan (the "Severance Plan") covering 12 employees, including all executive officers of the Company other than Mr. Barber, which is activated upon a Change of Control of the Company (as defined in the Severance Plan), which includes the Merger. The Severance Plan provides for the payment of the following compensation upon the termination in certain circumstances of a participant's employment with the Company within one year following a Change of Control of the Company; (i) a cash lump sum equal to the sum of (a) the participant's annual salary through the date of such termination, to the extent not theretofore paid, (b) the participant's target bonus amount, pro-rated for the period ending on the date of termination, and (c) any deferred compensation and accrued time off with pay, to the extent not theretofore paid, and (ii) an amount equal to a multiple of either one or two times the participant's base salary as determined by the Compensation Committee of the Board. As of the date hereof, none of the executive officers of the Company covered by the Severance Plan have been informed by Parent that their employment will be terminated in connection with the Offer or the Merger. A copy of the Severance Plan has been filed as Exhibit 4 to the Schedule 14D-9.

  Settlement and Release Agreement. Mr. Barber entered into a Settlement and Release Agreement with the Company dated as of September 11, 1998 (the "Settlement and Release Agreement"), which has been filed as Exhibit 5 to the
Schedule 14D-9. Pursuant to the Settlement and Release Agreement, Mr. Barber has agreed to resign his employment with the Company, as well as all offices and directorships he holds with the Company upon a Change of Control of the Company (as defined in the Settlement and Release Agreement), which includes the consummation of the Offer. In exchange for such resignation, the Company has agreed to provide Mr. Barber with (i) a lump sum payment of $780,000, net of any federal withholding taxes and other deductions the Company is required to make by law, and (ii) payment for outplacement services in accordance with the Company's customary procedures not to exceed $20,000. Pursuant to the Settlement and Release Agreement, Mr. Barber agrees to release the Company and any related companies, and their employees and directors, from any claims or demands based on Mr. Barber's employment with the Company or the termination of that employment (including all claims under his employment agreement); and the Company agrees to release Mr. Barber from all claims or demands based on Mr. Barber's employment with the Company or the termination of that employment. Mr. Barber further agrees that he will not, from the date of the Settlement and Release Agreement through June 1, 1999, directly or indirectly, provide services, advice or other assistance to a competitor of the Company concerning or with respect to historic clients of the Company.

  In addition, the Merger Agreement contains certain provisions with respect to indemnification of directors and executive officers, advancement of expenses and maintenance of directors' and officers' liability insurance subsequent to the Effective Time. See "THE TENDER OFFER--14. The Merger Agreement and Related Agreements--Indemnification."

 BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth information as of October 19, 1998 concerning the ownership of Common Shares by each current member of the Board of Directors, each of the executive officers named in the Summary Compensation Table included in the Information Statement attached as Annex A to the
Schedule 14D-9 and all current directors and executive officers of the Company as a group and each stockholder known by the Company to be the beneficial owner of more than 5 percent of its outstanding Common Stock. As of October 19, 1998, none of the Parent Directors owned any shares of the Company's Common Stock. Except as otherwise noted, the persons or entities identified have sole voting and investment power with respect to such shares.

                                                   AMOUNT AND NATURE OF PERCENT
       NAME AND ADDRESS OF BENEFICIAL OWNER**      BENEFICIAL OWNERSHIP OF CLASS
       --------------------------------------      -------------------- --------
   Ronald G. Peterson.............................          1,000           *
   David L. Myers.................................            750           *
   Walter C. Barber...............................        173,236(1)       2.0%
   Allan S. Bufferd...............................         13,253(2)        *
   Ernie Green....................................          6,817           *
   J. Steven Paquette.............................         35,815(3)        *
   David L. Backus................................          3,215(4)        *
   Glenn V. Batchelder............................         52,636(5)        *
   Anne Nolan.....................................         12,476(6)        *
   All Current Directors and Executive Officers
    (as a group 10 persons).......................        302,707(7)       3.6%

   Fluor Daniel, Inc.
    3353 Michelson Drive
    Irvine, CA 92698..............................      6,168,970(8)      60.8%

   The TCW Group, Inc.
    865 South Figueroa Street
    Los Angeles, CA 90017.........................        464,053(9)       5.6%

--------
 * Represents beneficial ownership of less than 1 percent of the Company's outstanding Common Stock.

** Addresses are given for beneficial owners of more than 5 percent of the outstanding Common Stock only.

(1) Includes 142,785 shares subject to options under the Company's 1997 Stock Plan which are exercisable at October 19, 1998, or within 60 days thereafter.

(2) Includes 12,213 shares subject to options under the Company's Amended and Restated 1995 Director Plan exercisable at October 19, 1998, or within 60 days thereafter. The Massachusetts Institute of Technology ("M.I.T.") owns 12,964 shares with respect to which Mr. Bufferd has voting and investment power by virtue of his position as Deputy Treasurer and Director of Investments of M.I.T., subject to the policies and procedures of the Investment Committee of M.I.T. Mr. Bufferd disclaims beneficial owenership of such shares.

(3) Includes 34,744 shares subject to options granted under the Company's 1997 Stock Plan which are exercisable at October 19, 1998, or within 60 days thereafter.

(4) Includes 1,000 shares subject to options granted under the Company's 1997 Stock Plan which are exercisable at October 19, 1998, or within 60 days thereafter.

(5) Includes 52,365 shares subject to options granted under the Company's 1997 Stock Plan which are exercisable at October 19, 1998, or within 60 days thereafter. Includes 116 shares owned by Mr. Batchelder's spouse. Mr. Batchelder is deemed to be the beneficial owner of such shares.

(6) Includes 11,960 shares subject to options granted under the Company's 1997 Stock Plan which are exercisable at October 19, 1998, or within 60 days thereafter.

(7) Includes 265,381 shares subject to options granted under the Company's 1997 Stock Plan and Amended and Restated 1995 Director Plan which are exercisable at October 19, 1998, or within 60 days thereafter.

(8) On May 10, 1996 (the "Closing Date") the Company closed a series of transactions (the "Fluor Daniel Transactions") pursuant to which it issued to FD the FD Shares (approximately 54.5 percent of the total shares outstanding on the Closing Date). On December 11, 1996, the Company granted FD an option to purchase 1,366,000 shares of Common Stock at a purchase price of $17.00 per share, which option was adjusted pursuant to the Fluor Daniel Transactions to represent the right to purchase 1,768,970 shares of Common Stock at a purchase price of $13.1274 per share, which is exercisable between December 11, 1996 and December 11, 1998.

(9) According to a Schedule 13G received by the Company, these shares may also be deemed owned by Robert Day, an individual who may be deemed to control The TCW Group, Inc., and other holders of the Common Stock of the Company. Mr. Day's address is 200 Park Avenue, Suite 2200, New York, NY 10166.

17. DIVIDENDS AND DISTRIBUTIONS.

  According to the Company's 1997 Annual Report on Form 10-K, the Company has not paid cash dividends to date and intends to retain any future earnings for use in the business.

  Pursuant to the terms of the Merger Agreement, prior to the time that the Parent Directors are elected to the Board and represent at least a majority of such directors, the Company will not, without the consent of Parent, split, combine or reclassify the Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares.

18. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of any remaining Shares held by the public. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser.

  Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

  Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on Nasdaq, which require that an issuer have at least 200,000 publicly held shares, held by a least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1 million, and have net tangible assets of at least $1 million or $4 million, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market, with quotations published in the NASD Automatic Quotation System "additional list" or in one of the "local lists." However, if the number of holders of the Shares were to fall below 300, or if the number of publicly-held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for listing on Nasdaq, and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion on Nasdaq or in any other tier of The Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

 EXCHANGE ACT REGISTRATION

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq market reporting. Parent currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the Effective Time as the requirements for termination of registration are met.

 MARGIN REGULATIONS

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the consummation of the transactions contemplated by the Merger Agreement, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

19. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Parent's obligation to pay for or return tendered Shares after termination or withdrawal of the Offer, Parent shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, shall delay the acceptance for payment of any Shares and if required by the Merger Agreement, shall extend the Offer by one or more extensions until December 31, 1998, and may terminate the Offer at any time after December 31, 1998 if (i) less than the Minimum Share Number is tendered pursuant to the Offer by the expiration of the Offer and not withdrawn;
(ii) any applicable waiting period under the HSR Act has not expired or terminated prior to the Expiration Date of the Offer; or (iii) at any time after the date of the Merger Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing on or after December 31, 1998:

    (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other governmental entity (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) that, in the reasonable judgment of Parent, would be expected to, directly or indirectly (i) prohibit, or impose any material limitations on, Parent's ownership or operation of all or a material portion of the Company's businesses or assets, or compel Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its respective subsidiaries, in each case taken as a whole, (ii) prohibit, or make illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (iii) result in the material delay in or restricts the ability of Parent, or renders Parent unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

    (b) (i) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date (except for representations and warranties made as of a specified date) but only if the respects in which the representations and warranties made by the Company (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are inaccurate would in the aggregate have a Company Material Adverse Effect, (ii) the Company shall have failed to comply with its covenants and agreements contained in this Agreement in all material respects which failure is likely to have a Company Material Effect and, with respect to any breach or failure described in clause (b)(i) or
  (b)(ii) above that can be cured, the breach or failure shall not have been cured prior to ten (10) business days after Parent has furnished the Company with written notice of such breach or failure or (iii) there shall have occurred any events or changes which have had or which are likely to have a Company Material Adverse Effect;

    (c) the Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, or recommended another proposal or offer for the acquisition of the Company, or the Board, shall have resolved to do any of the foregoing;

    (d) the Merger Agreement shall have terminated in accordance with its terms; or

    (e) there shall have occurred and continue to exist (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks, or any limitation (whether or not mandatory) by any Governmental Entity (as defined in the Merger Agreement) on, or other event materially adversely affecting, the extension of credit by lending institutions in the United States, or (iii) a commencement of a war or armed hostilities directly involving the United States which has and continues to have a material adverse effect on the trading of securities on the NYSE;

which in the reasonable judgment of Parent, in any such case, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

  The foregoing conditions, other than condition (i) above, are for the sole benefit of Parent and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, except as otherwise provided for in the Merger Agreement.

20. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

 GENERAL

  Except as described below, based upon an examination of publicly available filings made by the Company with the Commission, other publicly available information about the Company and the representations and warranties of the Company in the Merger Agreement, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 20.

 ANTITRUST

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

  Parent expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. Washington D.C. time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. Washington D.C. time on the 10th day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares by Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser, Parent or the Company. Litigation seeking similar relief could be brought by private parties.

  Parent does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 19 for certain conditions to the purchase of the Shares in the Offer, including conditions with respect to litigation and certain governmental actions.

 STATE TAKEOVER STATUTES

  A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  In 1998, the Company, directly or through subsidiaries, has leased space in 25 states and performed work in 49 states in the United States, and some of these states have enacted takeover statutes. Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and Purchaser has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer.

21. FEES AND EXPENSES.

  Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and BankBoston, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent will receive a fee for services as Information Agent not to exceed $7,500 and will be reimbursed for certain out-of-pocket expenses. The Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

22. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

  Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

TIGER ACQUISITION CORPORATION

November 3, 1998

                                  SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, the name of any corporation or other organization in which such employment is conducted or was conducted, those securities for which there is a right to acquire, and the aggregate amount and percentage of securities beneficially owned, for each executive officer and director of the Company. Except as otherwise indicated, all of the persons listed below are citizens of the United States. The business address of each executive officer of the Company is 100 River Ridge Drive, Norwood, Massachusetts 02062, unless otherwise set forth below. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with the Company. Directors of the Company are indicated with an asterisk. Unless otherwise indicated, none of the persons listed below have bought or sold any Company Common Stock within the past 60 days.


   NAME, CITIZENSHIP AND        PRESENT OCCUPATION       MATERIAL POSITIONS HELD
  CURRENT BUSINESS ADDRESS        OR EMPLOYMENT        DURING THE PAST FIVE YEARS
 *Ronald G. Peterson....... Group President--           Group President--
                            Government, Environmental   Government,
                            and Telecommunications of   Environmental and
                            FD. Director of the         Telecommunications of FD
                            Company since May 1997 and  since March 1997;
                            Chairman of the Board       President, Government
                            since December 1997.        Services Operating
                                                        Company of FD from April
                                                        1995 to March 1997; Vice
                                                        President and General
                                                        Manager, Space and
                                                        Strategic Propulsion
                                                        Business Unit of Alliant
                                                        TechSystems from 1990 to
                                                        1995.

 *Walter C. Barber......... President and Chief         President and Chief
                            Executive Officer of the    Executive Officer since
                            Company. Director of the    1989. Chairman of the
                            Company since 1989.         Board from 1993 to May
                                                        1996.

 *Allan S. Bufferd......... Deputy Treasurer and        Deputy Treasurer and
                            Director of Investments of  Director of Investments
                            M.I.T. Director of the      of M.I.T. since 1986.
                            Company since 1988.

 *Ernie Green.............. President and Chief         President and Chief
                            Executive Officer of EGI,   Executive Officer of
                            Inc. ("EGI"),               EGI; President of
                            a manufacturer of           Florida Engineering,
                            automotive components, and  Inc.
                            President of Florida
                            Engineering, Inc., a sub-
                            sidiary of EGI. Director
                            of the Company since May
                            1996.

 *David L. Myers........... Group President--           Group President--
                            Industrial of FD. Director  Industrial of FD since
                            of the Company since May    March 1997; President,
                            1996.                       Environmental Strategies
                                                        of FD from July 1994 to
                                                        March 1997; Vice
                                                        President of Business
                                                        Units and various other
                                                        FD subsidiaries from
                                                        1984 to July 1994.
                                                        Chairman of the Board
                                                        from May 1996 to
                                                        December 1997.

                                   SCHEDULE I


   NAME, CITIZENSHIP AND        PRESENT OCCUPATION       MATERIAL POSITIONS HELD
  CURRENT BUSINESS ADDRESS        OR EMPLOYMENT        DURING THE PAST FIVE YEARS
 Glenn V. Batchelder....... Vice President and General  Vice President, North
                            Manager, North Region of    Region of the Company
                            the Company.                since 1997; Vice
                                                        President Sales and
                                                        Marketing of the Company
                                                        from 1995 to 1997;
                                                        Manager of the Company's
                                                        former ORS Environmental
                                                        Equipment Division from
                                                        1992 to 1994.

 J. Steven Paquette........ Vice President and General  Vice President and
                            Manager, South Region of    General Manager, South
                            the Company.                Region of the Company
                                                        since 1996; President of
                                                        Groundwater Technology
                                                        Government Services,
                                                        Inc., a subsidiary of
                                                        the Company, from 1993
                                                        to May 1996.

 David L. Backus........... Vice President and General  Vice President and
                            Manager, West Region of     General Manager, West
                            the Company.                Region since June 1996;
                                                        Vice President of
                                                        Environmental Strategies
                                                        of FD from June 1994 to
                                                        June 1996; Vice
                                                        President of Operations
                                                        for Dow Chemical
                                                        Corporation from 1991 to
                                                        1994.

 Anne Nolan................ Vice President of Business  Vice President of
                            Administration of the       Business Administration
                            Company.                    of the Company since
                                                        September 1997; Vice
                                                        President of Human
                                                        Resources from 1995 to
                                                        1997; Director of Human
                                                        Resources of the Company
                                                        from 1994 to 1995;
                                                        Senior Vice President
                                                        and Director of Training
                                                        and Organizational
                                                        Development for Fleet
                                                        Financial Group, Inc.
                                                        from August 1989 to
                                                        April 1994.

 Mary C. Stack............. Vice President, Treasurer   Vice President and
                            and Controller of the       Treasurer of the Company
                            Company.                    since September 1997;
                                                        Controller of the
                                                        Company since 1993;
                                                        Manager of Financial
                                                        Planning and Analysis of
                                                        the Company from 1989 to
                                                        1993.

                                  SCHEDULE II

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

  The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Parent. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Unless otherwise indicated, the principal business address of each director or executive officer of Parent is 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Directors of Parent are indicated with an asterisk. Unless otherwise indicated, none of the persons listed below have bought or sold any Parent Common Stock within the past 60 days.


  NAME, CITIZENSHIP AND        PRESENT OCCUPATION         MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS         OR EMPLOYMENT         DURING THE PAST FIVE YEARS
 *Daniel A. D'Aniello.... Managing Director of the       Managing Director of
                          Carlyle Group ("Carlyle").     Carlyle from 1987 to the
                          Chairman of the Executive      present.
                          Committee, member of the
                          Compensation Committee and
                          Director since 1996.

 *Anthony J. DeLuca...... Chief Executive Officer and    Chief Executive Officer
                          President of Parent. Member    and President of Parent
                          of the Executive Committee     from July 1997 to the
                          and Compensation Committee     present; President and
                          and Director since 1996.       acting Chief Executive
                                                         Officer of Parent from
                                                         July 1996 to July 1997;
                                                         Senior Vice President
                                                         and Chief Financial
                                                         Officer of Parent from
                                                         March 1990 to July 1997.

 *Philip B. Dolan........ Vice President of Carlyle.     Vice President of
                          Member of the Executive        Carlyle from 1989 to the
                          Committee and Compensation     present.
                          Committee and Director since
                          1996.

 *E. Martin Gibson....... Chairman of the Audit          Chairman of the Board of
                          Committee and Director since   Directors from April
                          1994.                          1995 to November 1996;
                                                         Chairman of Corning Life
                                                         Sciences, Inc. from 1992
                                                         to December 1994.

 *James C. McGill........ Director and Private           Director from 1990 to
                          Investor. Member of the        the present; Private
                          Audit Committee and Director   investor for the last 5
                          since 1990.                    years.

 *Richard W. Pogue....... Member of the Audit            Consultant with Dix &
                          Committee and Director since   Eaton--present; Partner
                          June 1997.                     of the law firm Jones,
                                                         Day, Reavis & Pogue from
                                                         1961 to June 1994.

 *Robert F. Pugliese..... Special Counsel to Eckert      Special Counsel to
                          Seamans Cherin & Mellott       Eckert from 1993 to the
                          ("Eckert").                    present.
                          Member of the Audit
                          Committee and Director since
                          1996.

 *Charles W. Schmidt..... Member of Compensation         Formerly the Senior Vice
                          Committee and Director since   President, External
                          June 1997.                     Affairs of Raytheon
                                                         Company, and President
                                                         and Chief Executive
                                                         Officer of SCA Services,
                                                         Inc.

                                  SCHEDULE II


  NAME, CITIZENSHIP AND        PRESENT OCCUPATION         MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS         OR EMPLOYMENT         DURING THE PAST FIVE YEARS
 *Admiral James David
  Watkins................ President of the Joint         President of JOI from
                          Oceanographic Institutions,    1993 to the present;
                          Inc. ("JOI"). Member of the    President of Consortium
                          Compensation Committee and     Oceanographic Research
                          Director since 1996.           and Education from 1994
                                                         to the present;
                                                         Secretary of Energy
                                                         under President Bush
                                                         from 1989 to 1993.

 James G. Kirk........... Vice President, General        Vice President, General
                          Counsel and Secretary of       Counsel and Secretary of
                          Parent.                        Parent from September
                                                         1996 to the present;
                                                         General Counsel, Eastern
                                                         Operations from 1991 to
                                                         September 1996.

 James R. Mahoney........ Senior Vice President,         Senior Vice President,
                          Consulting and Ventures and    Consulting and Ventures
                          Corporate Development of       of Parent from July 1996
                          Parent.                        through the present;
                                                         Senior Vice President,
                                                         Technical Operations and
                                                         Corporate Development of
                                                         Parent from March 1995
                                                         to July 1996; Senior
                                                         Vice President,
                                                         Corporate Development of
                                                         Parent and Sales of
                                                         Parent from April 1992
                                                         to March 1995.

 Raymond J. Pompe........ Senior Vice President,         Senior Vice President,
                          Engineering and Construction   Engineering and
                          of Parent.                     Construction of Parent
                                                         from July 1996 to the
                                                         present; Senior Vice
                                                         President, Project
                                                         Operations of Parent
                                                         from March 1995 to July
                                                         1996; Vice President,
                                                         Construction and
                                                         Remediation of Parent
                                                         from 1988 to March 1995.

 Philip O. Strawbridge... Senior Vice President, Chief   Senior Vice President
                          Administrative Officer of      and Chief Administrative
                          Parent.                        Officer of Parent since
                                                         May 1998; Senior Vice
                                                         President, Chief
                                                         Financial and
                                                         Administrative Officer
                                                         of OHM Corporation from
                                                         February 1996 to May
                                                         1998; Senior Director of
                                                         Contracts and Finance of
                                                         FD prior to February
                                                         1996.

                                  SCHEDULE II

  The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Unless otherwise indicated, the principal business address of each director or executive officer of Purchaser is 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792. Directors of Purchaser are indicated with an asterisk.


  NAME, CITIZENSHIP AND        PRESENT OCCUPATION         MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS         OR EMPLOYMENT         DURING THE PAST FIVE YEARS
 *Anthony J. DeLuca...... Chief Executive Officer and    Chief Executive Officer
                          President of Parent.           and President of Parent
                          Director since 1998.           from July 1997 to the
                                                         present; Director of
                                                         Parent from 1996 to the
                                                         present; President and
                                                         acting Chief Executive
                                                         Officer of Parent from
                                                         July 1996 to July 1997;
                                                         Senior Vice President
                                                         and Chief Financial
                                                         Officer of Parent from
                                                         March 1990 to July 1997.

 *Daniel A. D'Aniello.... Director since 1998.           Managing Director of
                                                         Carlyle from 1987 to the
                                                         present. Director of
                                                         Parent from 1996 to the
                                                         present.

 *Philip B. Dolan........ Director since 1998.           Vice President of
                                                         Carlyle from 1989 to the
                                                         present. Director of
                                                         Parent from 1996 to the
                                                         present.

 Richard R. Conte........ Treasurer.                     Vice President and
                                                         Treasurer of Parent from
                                                         June 1997 to present;
                                                         Chairman, President and
                                                         Principal Financial
                                                         Officer of Rymac
                                                         Mortgage Investment
                                                         Corporation, a publicly
                                                         traded REIT, which in
                                                         1996 became known as
                                                         Core Materials
                                                         Corporation, from 1992
                                                         to May 1997.

 James G. Kirk........... Vice President and Secretary   Vice President, General
                          of Parent.                     Counsel and Secretary of
                                                         Parent from September
                                                         1996 to the present;
                                                         General Counsel, Eastern
                                                         Operations from 1991 to
                                                         September 1996.

 James M. Redwine........ Assistant Secretary of         Currently Senior
                          Parent.                        Corporate Counsel and
                                                         Assistant Secretary of
                                                         Parent and has been an
                                                         employee of Parent for
                                                         the past five years. He
                                                         has held the positions
                                                         of Corporate Counsel and
                                                         Associate Counsel of
                                                         Parent.

 Harry J. Soose.......... Vice President of Parent.      Currently Vice
                                                         President, Finance and
                                                         Controller of Parent and
                                                         has been an employee of
                                                         Parent since 1991. He
                                                         has held the positions
                                                         of Vice President and
                                                         Controller and
                                                         Controller, Construction
                                                         and Remediation Division
                                                         of Parent.

                                  SCHEDULE II


  NAME, CITIZENSHIP AND        PRESENT OCCUPATION         MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS         OR EMPLOYMENT         DURING THE PAST FIVE YEARS
 Philip O. Strawbridge... Senior Vice President, Chief   Senior Vice President,
                          Administrative Officer.        Chief Administrative
                                                         Officer of Parent since
                                                         1998; Senior Vice
                                                         President, Chief
                                                         Financial and
                                                         Administrative Officer
                                                         of OHM Corporation from
                                                         February 1996 to May
                                                         1998; Senior Director of
                                                         Contracts and Finance of
                                                         FD prior to February
                                                         1996.

                                    ANNEX A

          TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (t) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title, to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by I or more publications at least I week before the (lay of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (1) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                               BANKBOSTON, N.A.

                                   By Overnight Courier or
  By First Class Mail:                 Certified Mail:                      By Hand:
    Boston EquiServe, LP            Boston EquiServe, LP        Securities Transfer & Reporting
Attn: Corporate Reorganization  Attn: Corporate Reorganization            Service Inc.
       P.O. Box 9061                40 Campanelli Drive              c/o Boston EquiServe LP
    Boston, MA 02205-8686           Braintree, MA 02184           100 William Street, Galleria
                                                                       New York, NY 10038

         By Facsimile                                Confirm Facsimiles by
         Transmission:                                      Telephone:

(For Eligible Institutions Only)                         (781) 794-6388
        (781) 794-6352

  Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent, the Dealer Manager or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                      [LOGO OF MACKENZIE PARTNERS, INC.]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885